Exhibit 10.9
CA, Inc.
Director Retirement Donation Policy
     Effective June 1, 2009, the Board of Directors of CA, Inc. adopted a policy that CA, Inc. will make a donation of $10,000 to a Internal Revenue Code Section 501(c)(3) tax-exempt charitable organization specified by a retiring CA director.